STRATOS RENEWABLES CORPORATION

SECURED NOTE AND COMMON STOCK PURCHASE AGREEMENT

This Secured Note And Common Stock Purchase Agreement (this “Agreement”) is made as of July 15, 2009, by and between Stratos Renewables Corporation, a Nevada corporation (the “Company”), I2BF Biodiesel, Ltd. (“I2BF”) and of Blue Day SC Ventures, a joint venture of BlueDay Limited, a business company existing under the laws of the British Virgin Islands and MA Green, a partnership (“Blue Day SC Ventures”) (each, an “Investor” and collectively, the “Investors”).

RECITALS:

A.           The Company and Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act.

B.            Investors wish to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement and at one or more closings, secured promissory notes in the form attached hereto as Exhibit A (each, a “Note,” and collectively, the “Notes”) and shares of common stock, par value $0.001 per share of the Company (the “Common Stock”), each in the amount(s) set forth opposite Investor’s name on Schedule I hereto (the “Schedule of Investors”).

C.            The Notes and the Common Stock are referred to herein as the “Securities.”

D.            The Company is hereby offering to the Investors: (a) a minimum of $3,000,000 in aggregate principal of Notes issued for new cash investment in the Company as of the date of this Agreement (the “Initial Investment”), (b) $12,382,271 in aggregate principal amount of Notes issued concurrently with the Initial Investment in exchange for the surrender and cancellation of existing indebtedness and equity securities of the Company outstanding in favor of Investors as set forth opposite such Investors’ names on the Schedule of Investors (the “Tendered Securities”), (c) up to an additional $1,725,000 principal amount of Notes issued to I2BF in a subsequent closing, each in the allocations and amounts set forth on the Schedule of Investors and (d) as consideration for such new investment and the restructuring of the Tendered Securities, Common Stock representing an aggregate of forty five percent (45%) of the fully diluted equity of the Company and certain adjustment rights relating to such Common Stock as are set forth in Section 6.2 hereof.

E.            The Company acknowledges that I2BF would not make its investment as herein described without the cash and Tendered Securities of Blue Day SC Ventures as required under this Agreement and that Blue Day SC Ventures would not make its investment as herein described without the cash and Tendered Securities of I2BF as required under this Agreement.

NOW, THEREFORE, the Company and the Investors, severally and not jointly, hereby agree as follows:

SECTION 1

Purchase, Sale and Issuance of Notes and Common Stock

1.1          Sale and Issuance of Notes and Common Stock.  Subject to the terms and conditions of this Agreement, at each Closing (as defined below), each Investor, severally and not jointly, agrees to purchase and the Company agrees to sell and issue to each such Investor:

(a)           Notes in the “Total Principal Amount” column set forth opposite Investor’s name on the Schedule of Investors and

(b)           the number of shares of Common Stock set forth in the “Common Stock Issued” column set forth opposite Investor’s name on the Schedule of Investors.

1.2          Issuance for Cash and Surrender of Tendered Securities.  The Notes and Common Stock to be issued to each Investor at the Initial Closing shall be issued (a) for new cash investment by Investors and (b) against and in exchange for the surrender by the Investors and cancellation by the Company of the principal and accrued but unpaid interest outstanding with respect to and the equity interests in the Company represented by the Tendered Securities (the tendered cash and Tendered Securities together “Purchase Price”).

SECTION 2

Closing Date and Delivery

2.1          Closing.  The purchase, sale and issuance of the Notes and Common Stock shall take place at one or more closings (the “Closings”) at the offices of Stratos Renewables Corporation, 9440 Little Santa Monica Blvd., Suite 401, Beverly Hills, California 90210.

(a)           Initial Closing.  The first Closing (the “Initial Closing”) shall be for the sale of Notes in the aggregate principal amount of $15,382,271 and an aggregate of 55,586,157 shares of the Common Stock of the Company, evidencing not less than 39.895% of the outstanding the Common Stock determined on a fully diluted basis, and shall be consummated simultaneously with the execution of this Agreement (the “Closing Date”); and

(b)           Balance Closing with I2BF.  I2BF shall make an additional investment in Notes with an aggregate principal amount of $1,725,000 and shall be issued 10,238,381 additional shares of Common Stock, and an additional Closing shall be held with respect to such investment (the “Balance Closing”) if and as soon as practicable following the closing of the credit facility currently under negotiation between the Company and Banco Internacional del Perú S.A.A. (“Interbank”) and evidenced by that certain letter of intent dated May 29, 2009 (the “Interbank Facility”), provided that the Interbank Facility shall provide credit to the Company and its subsidiaries of not less than $15,000,000 and shall otherwise be upon terms and conditions as set forth in that certain letter of intent referenced above or upon terms and conditions substantially similar to such terms and conditions, subject to the reasonable approval of Investors, it being agreed and acknowledged that the “Interbank Facility” may be consummated with another lender substituted for Interbank, subject to such requirements regarding the substantive terms and conditions.  The obligation (but not the right) of I2BF to participate in the Balance Closing shall cease in the event that the Interbank Facility is not closed by October 15, 2009.  The Balance Closing, if it occurs, shall be on the same terms and conditions as those contained herein without the need for an amendment to this Agreement.  An additional Note shall be issued to I2BF and certificate(s) evidencing the additional shares of Common Stock issuable to I2BF and Blue Day SC Ventures shall be issued with respect to the Securities purchased and issued at the Balance Closing.  The representations and warranties of the Company set forth in Section 3 hereof (and the Disclosure Schedule thereto) shall speak as of the Balance Closing, and the Company shall update such disclosure as appropriate.  The representations and warranties of I2BF set forth in Section 4 hereof shall speak as of Balance Closing.

2.2           Delivery.  At each of the Initial Closing and the Balance Closing, (a) each Investor shall pay the cash portion of the Purchase Price to the Company (or at the Company’s direction as otherwise specified in this Agreement) for the Note(s) and Common Stock to be issued and sold to Investor at such closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions, (b) each Investor will evidence the exchange, cancellation and surrender of the Tendered Securities by the execution and delivery of this Agreement, with the original documentation evidencing the Tendered Securities to be returned to the Company as soon as practicable thereafter in accordance with the Notice provisions hereof (it being agreed and acknowledged that the exchange, cancellation and surrender of the Tendered Securities shall be effective for any and all purposes as of the date of this Agreement and that any failure by an Investor to provide such documentation shall not prevent, delay or otherwise affect the effectiveness of the exchange, cancellation and surrender of the Tendered Securities), (c) the Company will deliver to each Investor the Note(s) and a certificate evidencing the shares of Common Stock that such Investor is entitled to receive at such closing, as set forth opposite such Investor’s name on the Schedule of Investors, each as duly executed on behalf of the Company and registered in the name of such Investor.

2.3           Use of Proceeds.  Funds invested at the Initial Closing shall be used for the satisfaction and retirement of Company indebtedness outstanding to Whitebox Capital Partners, L.P. (“Whitebox”) as well as the retirement of certain trade and other payables.  Two Million dollars of Cash funds invested at the Initial Closing by Blue Day SC Ventures shall be disbursed to Whitebox directly pursuant to the terms and conditions of the pay off letter dated July 15, 2009 between Whitebox and the Company.  Funds invested at the Balance Closing will be used for general working capital purposes related to construction and towards the development of business activities for the Company’s industrial plot and sugarcane crushing assets in Chepen, Peru (the “Chepen Project”).  The Chepen Project is intended to be pursued through the Company’s indirect subsidiary Arena Verde SAC or a newly-established special purpose entity in which Arena Verde SAC or the Company has a direct or indirect controlling equity position.  The entity directly owning and operating the Chepen Project is hereinafter referred to as the “Chepen Operating Company.”  The Chepen Operating Company has, and the Company agrees that it shall ensure that the Chepen Operating Company does not form or acquire without compliance with this Agreement and the Security Agreement, any subsidiaries of its own.  The Chepen Operating Company has, and the Company agrees that it shall ensure that the Chepen Operating Company shall have no active business other than the development and operation of the Chepen Project.

SECTION 3

Representations and Warranties of the Company

The Company hereby represents and warrants to Investors and each of them that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement, the following representations are true and complete as of the date hereof and as of the Closing.  The Disclosure Schedule shall be delivered separately to Investors and each of them and shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 3, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 3 if and only to the extent that it is reasonably apparent to someone unfamiliar with the Company and its business from the face of such disclosure that such disclosure is applicable to such other sections and subsections.

3.1           Due Incorporation, Qualification, etc.  The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has the power and authority to own, lease and operate its properties and carry on its business as now conducted and as proposed to be conducted by the Company in the SEC Documents (as defined below); and (c) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where it does business except where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect.  For the purposes of this Agreement, “Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations, prospects or financial or other condition of the Company and its Subsidiaries (as defined below) considered together; (ii) the ability or authority of the Company to pay or perform its obligations under this Agreement in accordance with the terms of this Agreement and the other Transaction Documents (as defined below) and to avoid an event of default, or an event which, with the giving of notice or the passage of time or both, would constitute an event of default, under any Transaction Document; or (iii) the rights and remedies of an Investor under this Agreement, the other Transaction Documents or any related document, instrument or agreement.

3.2           Subsidiaries.  The Company has no direct or indirect Subsidiaries other than those listed in Section 3.2 of the Disclosure Schedule.  Except as disclosed in Section 3.2 of the Disclosure Schedule, the Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any and all liens, charges, claims, security interests, encumbrances, rights of first refusal or other restrictions other than the liens created by the Security Agreement (as defined below) (collectively, “Liens”) and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.  Each Subsidiary (a) is a duly formed and organized entity, validly existing and in good standing under the laws of its state or country of formation; (b) has the power and authority to own, lease and operate its properties and carry on its business as now conducted and as proposed to be conducted by the Company in the SEC Documents; and (c) is duly qualified, licensed to do business and in good standing as an entity in each jurisdiction where it does business except where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect. For the purposes of this Agreement, “Subsidiary” shall mean, with respect to any Person, each corporation or other entity of which (a) such Person or any other Subsidiary of such Person is a general partner or a manager (b) or at least 50% of the securities or other ownership interests having by their terms ordinary voting power to elect at least 50% of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.  For the purposes of this Agreement, “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

3.3           Authority.  The execution, delivery and performance by the Company of this Agreement, the Notes and all such other documents required by the terms of this Agreement to be executed by the Company (collectively, the “Transaction Documents”), the consummation of the transactions contemplated hereby and thereby, the issuance of the Notes, the Common Stock and the Adjustment Shares (as defined in Section 6.2) and the reservation and issuance of the Common Stock and the Adjustment Shares, (a) are within the power of the Company and (b) have been duly authorized by all necessary actions on the part of the Company and no further filing, consent or authorization is required by the Company, its Board of Directors or its stockholders in connection with any of the foregoing.

3.4           Enforceability.  Each Transaction Document has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

3.5           Non-Contravention.  The execution and delivery by the Company of the Transaction Documents and the performance and consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes, the Common Stock and the Adjustment Shares and the reservation for issuance and issuance of the Common Stock and the Adjustment Shares) do not and will not (a) violate the Company’s Articles of Incorporation or Bylaws, as amended, as the case may be (“Charter Documents”), or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries; (b) violate any provision of, or result in the termination, amendment, cancellation or breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Company or any of its Subsidiaries is a party or by which it is bound; or (c) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or any of its Subsidiaries (except as contemplated by the Security Agreement) or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company or any of its Subsidiaries, their respective businesses or operations, or any of their respective assets or properties.

3.6           Approvals.  Neither the Company nor any of the Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained and except for the filing of Form D pursuant to Regulation D or any “blue sky” filing.

3.7           Title to Assets.  The Company and its Subsidiaries have good and marketable title to all real property owned by them that is material to the business of the Company and the Company and its Subsidiaries have good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens that do not, individually or in the aggregate, have or result in a Material Adverse Effect.  To the Company’s knowledge, any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid and subsisting leases of which the Company and the Subsidiaries are in material compliance.

3.8           No Violation or Default.  Each of the Company and its Subsidiaries, as applicable, is not in violation of or in default with respect to (i) its Charter Documents or any material judgment, order, writ, decree, statute, rule or regulation applicable to it; (ii) any material mortgage, indenture, agreement, instrument or contract to which it is a party or by which it is bound (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), (iii) any order of any court, arbitrator or governmental body or (iv) any material statute, rule or regulation of any governmental authority, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a Material Adverse Effect.

3.9           Litigation.  No actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries at law or in equity in any court or before any other governmental authority that if adversely determined (a) would (alone or in the aggregate) reasonably be expected to have a Material Adverse Effect or (b) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by the Company of the Transaction Documents or the transactions contemplated thereby.

3.10         Taxes.  Within the times and in the manner prescribed by law, the Company and each of its Subsidiaries (i) has filed all foreign, federal, state and local income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes, assessments and penalties due and payable that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith or those set forth in the Disclosure Schedule 3.17(d) and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  Except those disclosed in Schedule 3.17(d), there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and, to the knowledge of the Company, there is no basis for any such claim.

3.11         OTCBB Compliance.  The Company is in compliance with all requirements for, and its Common Stock is quoted on the Electronic Over-the-Counter Bulletin Board system.

3.12         SEC Documents.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Such reports, schedules, forms, statements and other documents together with any materials filed or furnished by the Company under the Exchange Act, whether or not any such reports were required, are collectively referred to herein as the “SEC Documents.”  As of their respective dates, the SEC Reports filed by the Company complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, when filed by the Company, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  All material agreements to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject are included as part of or identified in the SEC Documents, to the extent such agreements are required to be included or identified pursuant to the rules and regulations of the SEC.

3.13         Absence of Certain Changes.  Since March 31, 2009, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), or results of operations or prospects of the Company and its Subsidiaries, considered together.  Since March 31, 2009, the Company has not declared or paid any dividends.  Neither the Company nor any of its Subsidiaries have taken any steps to seek protection pursuant to any bankruptcy law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so.

3.14         Internal Accounting Controls.  The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.15         Sarbanes-Oxley Act.  The Company is in compliance with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder.

3.16         Disclosure Controls and Procedures.  The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 of the General Rules and Regulations under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to provide reasonable assurance that information required to be disclosed by the Company and its Subsidiaries is accumulated and communicated to the Company’s management, including the Company’s principal executive officer and principal financial officer by others within those entities, and such disclosure controls and procedures are effective.

3.17         Capitalization.  The authorized capital stock of the Company currently consists of 250,000,000 shares of Common Stock of which 64,976,189 shares are issued and outstanding and 50,000,000 shares of Preferred Stock, $.001 par value (the “Preferred Stock”) of which 8,400,009 shares are issued and outstanding.  All outstanding shares of capital stock of the Company have been duly authorized, validly issued, and are fully paid and non assessable.

(a)           Except as set forth in Section 3.17(a) of the Disclosure Schedule, there are no outstanding shares of Common Stock, Preferred Stock, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating the Company to issue any additional shares of its capital stock of any class.  As of the date of this Agreement, the Company’s Preferred Stock is convertible in Common Stock at a ratio of one share of Preferred Stock for one share of Common Stock.

(b)           Except as set forth in Section 3.17(b) of the Disclosure Schedule, there are no (i) outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or by which the Company is or may become bound; (ii) financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company; (iii) agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act; (iv) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company

(c)           Except as set forth on Section 3.17(c) of the Disclosure Schedule, and except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, (or in any agreement providing rights to security holders) and the issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investors) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities.  To the knowledge of the Company, except as disclosed in the SEC Documents and any Schedules filed with the SEC pursuant to Rule 13d-1 of the Exchange Act by reporting persons or in Section 3.17 of the Disclosure Schedule, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act), or has the right to acquire, by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the outstanding Common Stock.

3.18         Issuance of Notes, Common Stock and Adjustment Shares.  The Notes are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof.  As of the Closing, the Company shall have duly authorized and reserved for issuance a number of shares of Common Stock which equals the number of shares of Common Stock issuable at Closings pursuant to this Agreement.  When issued, the Adjustment Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.  The issuance by the Company of the Securities is exempt from registration under the Securities Act.

3.19         Related Party Transactions.  No affiliate, officer, director, or any Related Party is a party to any agreement with the Company.  No employee of the Company or any Related Party is indebted in any amount to the Company and, except for accrued payroll obligations, the Company is not indebted to any of its employees or any Related Party.  For purposes of this Agreement, “Related Party” shall mean with respect to any specified Person (i) each Person who, together with its affiliates, owns of record or beneficially at least five percent (5%) of the outstanding capital stock of the specified Person as of the date of this Agreement; (ii) each individual who is, or who has at any time been, an officer or director of the specified Person; (iii) each affiliate of the Persons referred to in clauses (i) and (ii) above; (iv) any trust or other entity (other than the specified Person) in which any one of the Persons referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a voting, proprietary or equity interest; and (v) any trust or other entity (other than the specified Person) with which any of such Persons is affiliated.

3.20         Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

3.21         Patents and Trademarks.  To the Company’s knowledge, the Company and its Subsidiaries own, or possess adequate rights or licenses to use, all trademarks, trade names, service marks, service mark registrations, service names, patents, patent applications, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (“Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted.  There is no claim, action or proceeding being made or brought, or to the knowledge of the Company, being threatened, against the Company or its Subsidiaries regarding its Intellectual Property Rights.

3.22         Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses and location in which the Company and the Subsidiaries are engaged.  Neither the Company nor any of its subsidiaries has sustained since the date of the latest unaudited financial statements included in the SEC Documents any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the SEC Documents Prospectus that would individually or in the aggregate result in a Material Adverse Effect.

3.23         Regulatory Permits.  To the Company’s knowledge, the Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Documents (“Material Permits”), except where the failure to possess such permits does not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any Subsidiary has received any written notice of proceedings relating to the revocation or modification of any Material Permit.

3.24         Employee Relations.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or, to the Company’s knowledge, employs any member of a union.  No current executive officer of the Company or any of its Subsidiaries has notified in writing the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary.  To the knowledge of the Company or any such Subsidiary, no executive officer of the Company or any of its Subsidiaries is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any such Subsidiary to any liability with respect to any of the foregoing matters.

3.25         Labor Matters.  The Company and its Subsidiaries are in compliance in all material respects with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.26         Environmental Laws.  To the Company’s knowledge, the Company and its Subsidiaries (i) are in compliance in all material respects with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance in all material respects with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

3.27         Foreign Corrupt Practices.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made or offered to make any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made or offered to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.28         Application of Takeover Protections.  Except as described in Section 3.28 of the Disclosure Schedule, there is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision  under the Company’s Charter Documents or the laws of its state of incorporation that is or could become applicable to any of the Investors as a result of the Investors and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, as a result of the Company’s issuance of the Securities and the Investors’ ownership of the Securities.

3.29         Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

3.30         General Solicitation.  Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Notes.  As provided in Section 9.4 hereof, the Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commission (other than for persons engaged by any Investor or its investment advisor) relating to or arising out of the issuance of the Securities pursuant to this Agreement.

3.31         No Integration.  Neither the Company nor any of its affiliates nor, any Person acting on the Company’s behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Securities as contemplated hereby or (ii) cause the offering of the Securities pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable stockholder approval provisions.  The Company is not required to be registered as, and is not an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The Company is not required to be registered as a United States real property holding corporation within the meaning of the Foreign Investment in Real Property Tax Act of 1980.

3.32         Private Placement.  Assuming the accuracy of the representations and warranties of Investor contained in Section 4 of this Agreement and the compliance by Investor with the provisions set forth herein, it is not necessary, in connection with the issuance and sale of any Securities, in the manner contemplated by the Transaction Documents, to register any Securities under the Securities Act.

3.33         Registration Rights.  Except as described in Section 3.33 of the Disclosure Schedule, the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied or waived.

3.34         Disclosure; Accuracy of Information Furnished.  The Company confirms that neither it nor any officers, directors or affiliates, has provided any of the Investor or its agents or counsel with any information that constitutes or might constitute material, nonpublic information (other than the existence and terms of the issuance of Securities, as contemplated by this Agreement).  The Company understands and confirms that the Investor may rely on the foregoing representations in effecting transactions in securities of the Company.  None of the Transaction Documents and none of the other certificates, statements or information furnished to the Investor by or on behalf of the Company in connection with the Transaction Documents or the transactions contemplated thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company acknowledges and agrees that Investor makes or has made no representations or warranties with respect to the transactions contemplated hereby other than those set forth in the Transaction Documents.

3.35         Undisclosed Liabilities.  The Company has not undertaken or incurred any liability or obligation, direct or contingent, except for liabilities or obligations disclosed in the SEC Documents.

SECTION 4

Representations and Warranties of the Investors

Each Investor represents and warrants with respect to itself only that:

4.1           Authority and Binding Obligation.  The execution, delivery and performance by Investor of the Transaction Documents and the consummation of the transactions contemplated thereby (a) are within the power of Investor and (b) have been duly authorized by all necessary actions on the part of the Investor.  Each Transaction Document has been, or will be, duly executed and delivered by the Investor and constitutes, or will constitute, a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

4.2           No Public Sale or Distribution.  Investor is (i) acquiring the Notes and Common Stock and (ii) upon the issuance of Adjustment Shares, will acquire such Adjustment Shares, as applicable, in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act and Investor does not have a present arrangement to effect any distribution of the Securities to or through any person or entity; provided, however, that by making the representations herein, Investor does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.  Investor is acquiring the Securities hereunder in the ordinary course of its business.  Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

4.3           Securities Law Compliance.  Investor understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Investor set forth herein in order to determine the availability of such exemptions and the eligibility of Investor to acquire the Securities.  Investor has not been formed solely for the purpose of making this investment and is purchasing the Securities for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof.  The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time.  Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act.

4.4           Access to Information.  Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by Investor.  Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company.  Neither such inquiries nor any other due diligence investigations conducted by Investor or its advisors, if any, or its representatives shall modify, amend or affect Investor’s right to rely on the Company’s representations and warranties contained herein.  Investor understands that its investment in the Securities involves a high degree of risk and is able to afford a complete loss of such investment.  Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

4.5           No Governmental Review.  Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

4.6           Transfer or Resale.  Investor understands that except as provided in Section 5.1 (Registration Rights) hereof: (i) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Investor shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Investor provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (collectively, “Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.  Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account or other loan secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and Investor in effecting a pledge of Securities shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, this Section 4.6; provided, that in order to make any sale, transfer or assignment of Securities, Investor and its pledgee makes such disposition in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

4.7           Legends.  Investor understands that the certificates or other instruments representing the Notes and certificates evidencing the Common Stock and Adjustment Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

4.8           Residency.  Investor is a resident of that jurisdiction specified below its address on the Schedule of Investors.

4.9           Broker-Dealer Status.  Investor is a not a registered broker-dealer.

4.10         Foreign Investors.  If Investor is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)), Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Securities, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities.  Investor’s subscription and payment for and continued beneficial ownership of the Securities will not violate any applicable securities or other laws of the Investor’s jurisdiction.

SECTION 5

Certain Agreements

5.1          Piggyback Registration Rights.

(a)           Registration Requirements.  If, at any time, the Company files a registration statement after the execution of this Agreement if, the Company proposes to register any of its securities under the Securities Act (other than pursuant to Form S-4, Form S-8 or any successor form of limited purpose), the Company will give notice at least 20 days prior to the filing of each such registration statement to the Investor (or any transferee of Investor’s interests hereunder) of its intention to effect such a registration and will include in such registration all Common Stock and Adjustment Shares with respect to which the Company has received requests for inclusion therein within 10 days after receipt of the Company’s notice.  In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required to include any of the Common Stock and Adjustment Shares in such underwriting unless Investor accepts the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.  If the total number of securities, including the Common Stock and Adjustment Shares, requested by stockholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including the Common Stock and Adjustment Shares, which the underwriters and the Company determine in their sole discretion will not jeopardize the success of the offering.

(b)           The Company shall use its best efforts to:

(i)         furnish to the Investor with respect to the Common Stock and Adjustment Shares registered under the registration statement such number of copies of the registration statement and the prospectus (including supplemental prospectuses) filed with the SEC in conformance with the requirements of the Securities Act and other such documents as the Investor may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Common Stock and Adjustment Shares by the Investor;

(ii)         make any necessary blue sky filings to permit the Common Stock and Adjustment Shares to be sold in any state requested by the Investor;

(iii)         pay the expenses incurred by the Company and the Investor in complying with this Section 5.1, including, all registration and filing fees, FINRA fees, exchange listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (and including attorneys’ fees of one counsel to Investor, but excluding any and all underwriting discounts and selling commissions applicable to the sale of Common Stock and Adjustment Shares by Investor);

(iv)         advise Investor, promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the registration statement or of the initiation of any proceeding for that purpose; and it will promptly use its commercially reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued; and

(v)         with a view to making available to the Investor the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Investor to sell Common Stock and Adjustment Shares to the public without registration, the Company covenants and agrees to use its commercially reasonable best efforts to:  (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) such date as all of the Common Stock and Adjustment Shares qualify to be resold pursuant to Rule 144 within any 90 day period without restriction or any other rule of similar effect or (B) such date as all of the Common Stock and Adjustment Shares shall have been resold; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and under the Exchange Act; and (iii) furnish to the Investor upon request, as long as the Investor owns any Common Stock or Adjustment Shares, (A) a written statement by the Company as to whether it has complied with the reporting requirements of the Securities Act and the Exchange Act, (B) a copy of the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (C) such other information as may be reasonably requested in order to avail the Investor of any rule or regulation of the SEC that permits the selling of any such Common Stock or Adjustment Shares without registration.

The Company understands that the Investor disclaims being an underwriter, but acknowledges that a determination by the SEC that the Investor is deemed an underwriter shall not relieve the Company of any obligations it has hereunder.

(c)           For the purpose of this Section 5.1:

(i)         the term “Selling Shareholder” shall mean the Investor, its executive officers and directors and each person, if any, who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act;

(ii)         the term “Registration Statement” shall include any final prospectus, exhibit, supplement or amendment included in or relating to, and any document incorporated by reference in, the Registration Statement (or deemed to be a part thereof) referred to in this section; and

(iii)         the term “untrue statement” shall mean any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)           The Company agrees to indemnify and hold harmless each Selling Shareholder from and against any losses, claims, damages or liabilities to which such Selling Shareholder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (i) any untrue statement of a material fact contained in the Registration Statement, (ii) any inaccuracy in the representations and warranties of the Company contained in this Agreement or the failure of the Company to perform its obligations hereunder or (iii) any failure by the Company to fulfill any undertaking included in the Registration Statement, and the Company will reimburse such Selling Shareholder for any reasonable legal expense or other actual accountable out-of-pocket expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Shareholder specifically for use in preparation of the Registration Statement or the failure of such Selling Shareholder to comply with its covenants and agreements contained herein or any statement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to the Selling Shareholder prior to the pertinent sale or sales by the Selling Shareholder.

(e)           The Investor agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, (i) any failure by that Investor to comply with the covenants and agreements contained herein or (ii) any untrue statement of a material fact contained in the Registration Statement if, and only if, such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of the Investor specifically for use (and identified as such) in preparation of the Registration Statement, and the Investor will reimburse the Company (or such officer, director or controlling person, as the case may be), for any reasonable legal expense or other reasonable actual accountable out-of-pocket expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim.  The obligation to indemnify shall be limited to the net amount of the proceeds received by the Investor from the sale of the Common Shares pursuant to the Registration Statement.

(f)           Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 5.1, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 5.1 (except to the extent that such omission materially and adversely affects the indemnifying party’s ability to defend such action) or from any liability otherwise than under this Section 5.1(f).  Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person.  After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof (unless it has failed to assume the defense thereof and appoint counsel reasonably satisfactory to the indemnified party), such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the reasonable opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel (who shall not be the same as the opining counsel) at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties.  In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided that such consent shall not be unreasonably withheld.  No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could reasonably have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

(g)           If the indemnification provided for in this Section 5.1 is unavailable to or insufficient to hold harmless an indemnified party under subsection (d) or (e) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Investor on the other in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the Company on the one hand or the Investor on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement.  The Company and Investor agree that it would not be just and equitable if contribution pursuant to this subsection (g) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (g).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (g) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this subsection (g), Investor shall not be required to contribute any amount in excess of the amount by which the net amount received by the Investor from the sale of the Common Stock and/or Adjustment Shares to which such loss relates exceeds the amount of any damages which the Investor has otherwise been required to pay to the Company by reason of such untrue statement.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(h)           The Company, and the Investor by its acceptance of this Agreement, hereby acknowledge that they are sophisticated business persons who were represented by counsel during the negotiations regarding the provisions hereof including, without limitation, the provisions of this Section 5.1, and are fully informed regarding said provisions.  They further acknowledge that the provisions of this Section 5.1 fairly allocate the risks in light of the ability of the parties to investigate the Company and its business in order to assure that adequate disclosure is made in the Registration Statement as required by the Securities Act and the Exchange Act.

(i)           The Company may request the Investor to furnish the Company with such information with respect to the Investor and the Investor’s proposed distribution of securities being purchased hereunder pursuant to the Company Registration Statement, as applicable, as the Company may from time to time reasonably request in writing or as shall be required by law or by the SEC in connection therewith, and the Investor agrees to furnish the Company with such information as a condition to the inclusion of any of the Investor’s Securities in such Company Registration Statement.

(j)           The obligations of the Company and of the Investor under this Section 5.1 shall survive completion of any offering of Common Stock or Adjustment Shares in such Registration Statement for a period of two years from the effective date of the Registration Statement.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.2          Certain Covenants and Agreements.

(a)           Defined Terms.  When used herein, the following terms shall have the respective meanings indicated:

(i)           “Capital Expenditures” means all amounts paid by the Chepen Operating Company in connection with the purchase of plant, machinery or equipment (including vehicles) or other similar expenditures (including leases of any of the foregoing) which, in accordance with GAAP, would be required to be capitalized and shown on the balance sheet of Chepen Operating Company, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

(ii)           “Change of Control” means (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Board of Directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

(iii)           “Debt” means, with respect to the Chepen Operating Company, at the specified time of determination, the sum of the following, but without duplication, in accordance with GAAP:

(1)           all obligations for borrowed money, including obligations evidenced by bonds, debentures, notes or other similar instruments and accruals for interest not yet earned, but excluding any and all indebtedness incurred in the ordinary course of business owed to or for, trade creditors, financial institutions, vendors, employees, consultants, professionals, taxes, supplies, raw material and for other similar purposes;

(2)           every reimbursement obligation with respect to letters of credit, bankers’ acceptances or similar facilities that is issued to support an obligation for borrowed money or that creates an obligation under a credit facility pursuant to which obligations for borrowed money are created; and

(3)           every obligation as a guarantor with respect to the items referenced in (1)-(2).

(iv)           “Excess Cash Flow” for the Chepen Operating Company means, the Net Income for such period plus, without duplication:

(1)           depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Chepen Operating Company for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Net Income; plus

(2)           non-cash items decreasing such Net Income for such period, other than (a) the accrual of revenue in the ordinary course of business and (b) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, to the extent such accrual or reserve did not decrease Excess Cash Flow in a prior period; minus

(3)           any other Selling, General and Administrative Expenses not included in the calculation of Net Income with respect to such period; minus

(4)           the cash portion of Fixed Charges and the cash portion of any related one-time, non-recurring expenses or charges related to any equity offering, investment, acquisition, disposition, recapitalization, restructuring, integration or Debt with respect to such period; minus

(5)           Capital Expenditures for such period to the extent not deducted in computing Net Income; minus

(6)           any reduction in the principal amount of Debt resulting from principal payments made thereon during such period in accordance with the terms of such Debt to the extent not deducted in computing Net Income;

in each case, on a consolidated basis with respect to the Chepen Operating Company and its subsidiaries, if any, and determined in accordance with GAAP.

(v)               “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis.

(vi)              “Issuer Party” means the Company or any Subsidiary of the Company and “Issuer Parties” means all of them.

(vii)             “Net Income” means the net income (loss) of the Chepen Operating Company for a given period determined in accordance with GAAP and before any reduction in respect of dividends, redemptions or distributions to equity holders.

(b)           So long as the Notes are outstanding and until the Notes have been repaid in full:

(i)                 The Company shall operate its business and that of its Subsidiaries in accordance with the business plan and budget presented to Investors and set forth at Exhibit B hereto and, in any event, up until the closing of the Interbank Facility with monthly cash expenditures no greater than $230,000 (excluding any salary deferral taken by five (5) of the highest paid employees of Company) without the consent of the Investors.  Not withstanding the foregoing, from the Closing until the closing of the Interbank Facility, the Company shall be permitted to undertake up to $55,000 in deferred overhead expenses on a monthly basis without the consent of the Investors;

(ii)               Without limiting the foregoing, the Company shall obtain the consent of Investors prior to undertaking any material expenditure of Company or Company Subsidiary funds and prior to undertaking any disposition of material assets, which consent shall not be unreasonably withheld or delayed;

(iii)              The Company shall deliver to Investors, (i) unaudited monthly financial reports, (ii) a bi-weekly accounting of the Company’s cash balance in a format reasonably acceptable to the Company and Investors and (iii) when and for so long as available and until the expiration of Blue Day SC Ventures’ right to receive Participation Payments described in Section 5.2(f) below, monthly calculations of Excess Cash Flow from the Chepen Project, in each case with such information to be received and held by Investors subject to the terms of a reasonably acceptable confidentiality agreement and applicable securities laws;

(iv)              Neither the Company nor any of its Subsidiaries shall incur or agree to incur any indebtedness for borrowed money or financed equipment, or any sort of trade debt in excess of $50,000 individually or $100,000 in the aggregate without the consent of Investors, except in the case of the Interbank Facility; and

(v)               Neither the Company nor any of its Subsidiaries shall pledge, encumber or grant any security interest in any of their respective assets to any party without obtaining the consent of Investors, except in the case of the Interbank Facility.

(c)           Until the closing of the Interbank Facility, neither the Company nor any of its Subsidiaries shall increase the compensation, benefits or other remuneration payable to any employee or contractor to the Company or hire any new employee or contractor with annual compensation in excess of $50,000 without the consent of Investors.

(d)           Further Assurances on Perfection of Security Interests.  The Company and its Subsidiaries agree to execute such further documents and instruments and to take such further actions that Investors or either of them might reasonably request to carry out the purposes and intent of this Agreement and the Security Agreement in creating first priority security interests in favor of Investors over all of the assets of the Company and its Subsidiaries, including taking such actions as required to perfect the security interests of Investors in the assets of the Company and its Subsidiaries (including, for the avoidance of doubt, the Chepen Operating Company and its majority owned subsidiaries, if any); provided, however that the Investors agree to subordinate their security interests to Interbank if and when the Interbank Facility closes.  In addition, the Company, on its own behalf and on behalf of its Subsidiaries, hereby designates and appoints Investors and each of them as duly authorized agents and attorneys-in-fact to act for and on behalf of the Company and its Subsidiaries and to execute and file any document and to do all other lawfully permitted acts necessary to perfect Investors’ rights under this Agreement and the Security Agreement with the same legal force and effect as if executed by the Company or such Subsidiary(ies) as applicable.  In addition to and not in limitation of the foregoing, the Company and its subsidiaries shall take such actions as required to (i) create valid and perfected security interests in favor of Investors in all assets in which Interbank takes a security interest in connection with the Interbank Facility, such security interests in favor of Investors to be of second rank and priority, subject only to the first ranking security interests created in favor of Interbank, (ii) to extinguish or subordinate to the security interests of Investors (and Interbank, as applicable) security interests existing as of the date of this Agreement, including that security interest held by Grey K LP, a Delaware limited partnership, Grey K Offshore Fund, Ltd., a Cayman Island exempt company, and Grey K Offshore Leveraged Fund, Ltd., a Cayman Island exempt company (collectively, “Grey K”) in the environmental attributes of the Company and its Subsidiaries and (iii) to provide notice to Investors prior to the formation of any new Company direct or indirect Subsidiaries, to have such Subsidiaries assume the obligations of the Transaction Documents as if an original party thereto and to provide such documents, instruments and agreements to permit the perfection of the Investors’ security interests over the assets of such Subsidiaries.

(e)           Prepayment of the Notes from Chepen Project Excess Cash Flows.  From and after March 15, 2011, the Company shall direct ninety percent (90%) of the monthly Excess Cash Flow of the Chepen Operating Company to the prepayment of the Notes pro rata in accordance with their terms.  Prepayments of the Notes from Excess Cash Flow shall be made quarterly in arrears no later than ten (10) days after the end of each quarter.

(f)           Blue Day SC Ventures Cash Flow Participation in Chepen Project Excess Cash Flow.  For a period of five (5) years from and after the date that all Obligations (as defined in the Notes) with respect to the Notes are satisfied (the “Cash Flow Payment Term”), Blue Day SC Ventures or its designee shall be entitled to receive payments (the “Participation Payments”) from the Chepen Operating Company equal to fifteen percent (15%) of the Excess Cash Flow of the Chepen Operating Company.  Such payments from Excess Cash Flow shall be made quarterly in arrears no later than ten (10) days after the end of each quarter.  In the event that there has not been a Change of Control of the Company or the Chepen Operating Company during the Cash Flow Payment Term, then Blue Day SC Ventures’ right to receive Participation Payments automatically shall be extended for one additional year.  In the event that there is a Change of Control of the Company or the Chepen Operating Company during the initial Cash Flow Payment Term, Blue Day SC Ventures will be entitled to receive a one time payment in the amount equal to fifteen percent (15%) of eighty percent (80%) of the projected Excess Cash Flow from the Chepen Project (as set forth in the business plan and budget presented to Investors and set forth at Exhibit B hereto) for the remaining portion of the Cash Flow Payment Term.

(g)           Funding of Phase 1 of the Chepen Project.  The parties understand and agree that the Chepen Operating Company is contemplated to be a special purpose vehicle to which funds from the Interbank Facility, and certain additional funds (the “Additional Chepen Financing”) will be directed as required to meet capital needs of the Chepen Project.  In the event that investors in the Additional Chepen Financing receive, individually or in the aggregate and in one or a series of transactions, an equity position or equity participation in the Chepen Operating Company of greater than twenty (20%) on a fully diluted basis (the “Protected Threshold”), then the aggregate principal amount of the Notes purchased by the Investors in the Initial Closing shall be increased by a formula:

(i)           in the case of I2BF equal to $250,000 for each percentage point by which the equity sold to investors in the Chepen Operating Company exceeds the Protected Threshold multiplied by a fraction, the numerator of which is (1) the principal amount of the Notes purchased by I2BF at the Initial Closing and the Balance Closing, if any, pursuant to the terms hereof and (2) the denominator of which is the sum of (a) the principal amount of the Notes purchased by I2BF at the Initial Closing and (b) $1,725,000; and

(ii)           in the case of Blue Day SC Ventures equal to $200,000 for each percentage point by which the equity sold to investors in the Chepen Operating Company exceeds the Protected Threshold.

The increase in the aggregate principal of such Notes shall be evidenced by a certificate setting forth the increase, executed and delivered by the Secretary of the Company within three (3) business days of the consummation of the transaction or series of transactions giving rise to such increase, and such certificate shall be appended to the Note.  The increase in principal amount shall be effective from the date of the closing of the transaction giving rise to the adjustment, and interest shall accrue from such time.

(h)           Assurance on Share Percentages.  The parties hereto agree and acknowledge that Investors and the Company have agreed to the issuance of Common Stock based on negotiated percentage ownership stakes in the Company.  In the event that the representations and warranties of the Company are incorrect or in the event that, as a result of inconsistencies, errors in this Agreement or the records of the Company or otherwise, the grants of Common Stock to Investors do not represent the percentage stakes set out in this Agreement for each such Investor, the Company will take any and all such actions, including, but not limited to authorizing and issuing additional shares to Investor(s), as required to provide the Investors with the percentage ownership agreed upon, subject to dilution, if any and as applicable, for subsequent transactions and issuances.

SECTION 6

ANTIDILUTION

6.1          Defined Terms.  When used herein, the following terms shall have the respective meanings indicated:

(a)           “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 6.3 below, deemed to be issued) by the Company after the Initial Closing, other than issuances or deemed issuances of:

(i)           shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultant or advisors to the Company or any Subsidiary and currently authorized and reserved for issuance pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements in place as of the Initial Closing;

(ii)          shares of Common Stock issued upon the exercise or conversion of options or Convertible Securities outstanding as of the Initial Closing;

(iii)         shares of Common Stock issued or issuable as a dividend or distribution on the Common Stock; and

(iv)                 shares of Common Stock specifically excluded from this definition after the Initial Closing by the written consent of the Investors.

(b)           “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(c)           “Dilutive Issuance” means any issuance (or, pursuant to Section 6.3 below, any deemed issuance) of Additional Shares of Common at a purchase price per share less than the Protected Price.

(d)          “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(e)           “Protected Price” means $0.40 per share of Common Stock, as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar transactions.

(f)           “Qualified Financing” is a bona fide transaction or series of transactions led by one or more new outside investor(s) considered and approved by the Board of Directors and pursuant to which the Company issues and sells equity securities for aggregate gross proceeds of at least $35,000,000 (excluding all proceeds from the incurrence of indebtedness that is converted into such equity securities, or otherwise cancelled in consideration for the issuance of such equity securities) at a pre-money valuation of the Company of at least $80,000,000 and with the principal purpose of raising capital.

6.2           Adjustment Shares.  Until the earliest to occur of (i) the date that is five (5) years from the date of the Initial Closing, (ii) a Change of Control or (iii) a Qualified Financing, Investors shall be entitled to receive, on the term set forth below, additional shares of Common Stock (the “Adjustment Shares”) in the event of any Dilutive Issuance.  Concurrent with any Dilutive Issuance, each Investor shall be entitled to receive Adjustment Shares in such number that, immediately following the Dilutive Issuance, such Investor’s percentage ownership of the Company shall be equal to Investor’s percentage ownership of the Company immediately prior to such Dilutive Issuance, in each case on a fully diluted, as converted and as exercised basis.

6.3           Deemed Issuance of Additional Shares of Common.  In the event the Company at any time or from time to time after the Initial Closing shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued no further Adjustment Shares shall be issued upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities.

6.4           Determination of Purchase Price Per Share.  For the purpose of determining the purchase price per share of Additional Shares of Common issued or deemed to be issued (and therefore, whether or not a given issuance or deemed issuance of Additional Shares of Common is a Dilutive Issuance), the consideration to the Company shall be computed as described below and divided by the number of Additional Shares of Common issued or deemed to be issued pursuant to Section 6.3:

(a)           Cash and Property.  Consideration to the Company shall:

(i)                 insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with such issuance;

(ii)                insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii)               in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as reasonably determined in good faith by the Board of Directors.

(b)           Options and Convertible Securities.  The consideration per share received by the Company for Additional Shares of Common deemed to have been issued pursuant to Section 6.3 shall be determined by dividing:

(i)                 the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(ii)                the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

6.5           Issuance of Adjustment Shares.  The Adjustment Shares issuable with respect to a Dilutive Issuance shall be deemed to have been issued immediately prior to the close of business on the date of the closing of such Dilutive Issuance, and the Investor entitled to receive such Adjustment Shares shall be treated for all purposes as the holder of record of such Adjustment Shares as of the close of business on such date.  As promptly as reasonably practicable on or after such date, the Company shall issue and deliver to the Investor or Investors entitled to receive the same a certificate or certificates for that number of Adjustment Shares issuable to such Investor with respect to the Dilutive Transaction.  No fractional shares or scrip representing fractional shares shall be issued as Adjustment Shares in connection with any Dilutive Issuance.  In lieu of such fractional share to which Investor would otherwise be entitled, the number of Adjustment Shares shall be rounded up to the next whole number of shares.

6.6           Limitations.  Investors acknowledge that the Company may be limited in the number of Adjustment Shares it may issue at any given time by the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded (collectively, the “Cap Regulations”).  Without limiting the other provisions hereof, (i) the Company will take all steps reasonably necessary to be in a position to issue Adjustment Shares without violating the Cap Regulations, including convening a stockholder’s meeting for the approval of share issuances and recommending formally to the stockholders the adoption of such proposals, and (ii) if, despite taking such steps, the Company still can not issue such shares of Adjustment Shares without violating the Cap Regulations, the Adjustment Shares at any time being issued to an Investor shall be reduced to comply with Cap Regulations with (i) the balance of the Adjustment Shares held in reserve and (ii) Investor being issued such number of additional Adjustment Shares to bring Investor to its full original entitlement thereto as soon as and at such time as sufficient shares are available to be issued in accordance with the Cap Regulations.

SECTION 7

Conditions to the Investors’ Obligation to Close

Each Investor’s obligations at the Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Investor:

7.1           Representations and Warranties.  The representations and warranties made by the Company in Section 3 hereof shall have been true and correct when made, and shall be true and correct on the Closing Date.

7.2           Performance.  The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

7.3           Governmental Approvals and Filings.  The Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes, the Common Stock and the Adjustment Shares.

7.4           Legal Requirements.  At the Closing, the sale and issuance by the Company, and the purchase by the Investors, of the Notes and the Common Stock shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

7.5           Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investors.

7.6           Transaction Documents.  The Company shall have duly executed and delivered to the Investor each of the Transaction Documents, including the Security Agreement in the form attached hereto as Exhibit D.

7.7           Salary Deferral.  As of the Initial Closing, the Company shall have deferred the salaries of five (5) of highest paid employees salaries by fifty percent (50%) from their May 1, 2009 levels until the closing of the Interbank Facility.  Tom Snyder’s salary is expressly excluded from this Deferral.

7.8           Whitebox Restructuring.  The Company shall have received from Whitebox a binding, unconditional payoff letter in form and substance acceptable to Investors, which shall provide for the complete satisfaction and release by Whitebox of all obligations of the Company and its Subsidiaries to Whitebox and the extinguishment of all equity interests of Whitebox in the Company upon the payment to Whitebox by or on behalf of the Company of two million dollars ($2,000,000).

7.9           Waiver of Participation Rights.  The Company shall have obtained waivers from all parties having rights to participate in the offering, contractual or otherwise.

7.10         Compliance Certificate.  The President of the Company shall deliver to the Investors at Closing a certificate certifying that the conditions specified in Sections 7.1 and 7.2 have been fulfilled.

7.11         Secretary’s Certificate.  The Secretary of the Company shall deliver to the Investors at Closing a certificate attaching and certifying to the truth and correctness of the resolutions of the Company’s Board of Directors adopted in connection with the transactions contemplated by this Agreement.

7.12         Good Standing Certificates.  The Company shall have delivered to Investors (i) a certificate of the Secretary of State of the State of Nevada, with respect to the good standing of the Company, (ii) a certificate of good standing from the applicable governmental entity in each jurisdiction where the Company is required to be qualified to do business, and (iii) with respect to each of the Company’s Subsidiaries, (X) a certificate of good standing (or equivalent document) from the Secretary of State (or equivalent governmental entity) of the jurisdiction of incorporation or organization of such Subsidiary, and (Y) a certificate of good standing from the applicable governmental entity in each jurisdiction where it is required to be qualified to do business, all of which are dated within five (5) Business Days prior to the Closing.

7.13         Opinion.  The Investor shall have received from counsel for the Company, an opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to the Investor and as attached hereto as Exhibit E.

7.14           Amended and Restated Certificate of Designations.  The Board of Directors of the Company and the requisite stockholders of the Company shall have approved, and the Company shall have duly filed with the Secretary of State of the State of Nevada, the Amended and Restated Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock, substantially in the form set forth at Exhibit F.

SECTION 8

Conditions to Company’s Obligation to Close

The Company’s obligation to issue and sell the Notes and the Common Stock at the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

8.1           Representations and Warranties.  The representations and warranties made by the Investor in Section 4 shall be true and correct when made, and shall be true and correct on the Closing Date.

8.2           Performance.  Investor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

8.3           Governmental Approvals and Filings.  The Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes and the Common Stock.

8.4           Legal Requirements.  At the Closing, the sale and issuance by the Company, and the purchase by the Investor, of the Notes and Common Stock shall be legally permitted by all laws and regulations to which the Investor or the Company are subject.

8.5           Purchase Price.  Investor shall have delivered to the Company the Purchase Price.

SECTION 9

Miscellaneous

9.1           Fees and Expenses of I2BF Counsel.  Upon the Closing, the Company shall pay the reasonable fees and expenses of Wilson Sonsini Goodrich & Rosati, P.C., the counsel for I2BF, in an amount not to exceed, in the aggregate, $45,000, which fees and expenses shall be documented by I2BF prior to payment of such fees and expenses.  At the Closing, the Company will remit such amount by wire transfer directly to Wilson Sonsini Goodrich & Rosati, P.C. on behalf of the Company.

9.2           Fees and Expenses of Marc Investment’ Counsel.  Upon the Closing, the Company shall pay the reasonable fees and expenses of Law Offices of Aaron A. Grunfeld & Associates, the counsel for Blue Day SC Ventures, in an amount not to exceed, in the aggregate, $10,000, which fees and expenses shall be documented by Blue Day SC Ventures prior to payment of such fees and expenses.  At the Closing, the Company will remit such amount by wire transfer directly to Law Offices of Aaron A. Grunfeld & Associates on behalf of the Company.  Except for the amounts payable herein and above, the Company shall not be liable for and shall have no obligation to pay the fees and expenses of counsel to any other Investor

9.3           Fees and Expenses of Company Counsel.  Upon the Closing, the Company shall pay the fees and expenses of Brian Alperstein PLLC, the counsel for Company, in an amount of $25,000 plus any expenses, which any expenses shall be documented by Brian Alperstein, PLLC prior to payment of such and expenses.  At the Closing, the Company will remit such amount by wire transfer directly to Brian Alperstein, PLLC. on behalf of the Company.

9.4           Finder’s Fees and Commissions.  Except for the placement agent commission payable by the Company to Citation Capital Management Limited, an investment advisory company authorized and regulated by the Financial Services Authority of the United Kingdom in the amount of approximately eighty seven thousand dollars ($87,000), each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.  Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which any Investor of its officers, employees, or representatives is responsible.  The Company agrees to indemnify and hold harmless Investors and each of them from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

9.5           Public Announcements.  Except as otherwise required by applicable laws, rules or regulations, neither the Company, nor the Investor shall make any public announcement with respect to this Agreement or the transactions contemplated hereby, without the written consent of the Company and Investors; provided, however, that the Company shall not be required to obtain such consent if a governmental entity specifically requests disclosure.

9.6           Waivers and Amendments.  Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and the Investor.

9.7           Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to either party to this Agreement upon any breach or default of the other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

9.8           Attorney’s Fees.  In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

9.9           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Los Angeles.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Los Angeles for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  Each party hereto (including its affiliates, agents, officers, directors and employees) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

9.10         Survival.  The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

9.11         Successors and Assigns.  This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by (i) the Company without the prior written consent of the Investors or (ii) any Investor without the prior written consent of the Company; provided, that the Investors or either of them may assign their respective rights hereunder (including, for the avoidance of doubt, the rights set forth in Section 5 hereto) to any of their respective affiliates, partners or former partners without the Company’s prior consent.  Except as set forth in the previous sentence, any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void.  Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

9.12           Registration, Transfer and Replacement of the Notes, Common Stock and Adjustment Shares.  The Notes, the Common Stock and the Adjustment Shares shall be registered on the books of the Company.  The Company will keep, at its principal executive office, books for the registration and registration of transfer of the Notes, the Common Stock and the Adjustment Shares.  Prior to presentation of any Note, Common Stock or Adjustment Shares for registration of transfer, the Company shall treat the Person in whose name such Note or Common Stock or Adjustment Shares is registered as the owner and holder of such Note or Common Stock or Adjustment Shares for all purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary.  Subject to any restrictions on or conditions to transfer set forth in any Note or on any certificate evidencing Common Stock or Adjustment Shares, the holder of any Note or such certificate, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Note(s) or certificates, each in the principal amount or percentage allocation requested by such holder, and, in the case of Notes, dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered.  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note or share certificate and (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (ii) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note or share certificate executed in the same manner as the Note or share certificate being replaced, in the case of Notes, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

9.13           Entire Agreement.  This Agreement together with the other Transaction Documents constitute and contain the entire agreement between the Company and the Investor and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

9.14           Notices.  All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party as follows:  (a) if to the Investor, at the Investor’s address or facsimile number set forth on the signature page hereto, or at such other address as the Investor shall have furnished the Company in writing, or (b) if to the Company, at 9440 Little Santa Monica Blvd., Suite 401, Beverly Hills, California 90210, Attn: Valerie Broadbent, facsimile: (310) 919-3044, or at such other address or facsimile number as the Company shall have furnished to the Investor in writing.  All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited inside the United States with an overnight courier service of recognized standing for delivery within the United States, (v) three business day after being deposited within the United States with an express courier service of recognized standing for delivery outside of the United States or vice versa or (vi) four days after being deposited in the U.S. mail, first class with postage prepaid, provided that first class mail shall not be used for the delivery of notice outside of the United States.

9.15           Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision.  The balance of this Agreement shall be enforceable in accordance with its terms.

9.16           Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be reasonably necessary to more fully effectuate this Agreement.

9.17           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.  Facsimile copies of signed signature pages will be deemed binding originals.

9.18           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

IN WITNESS WHEREOF, Investor and the Company have caused their respective signature pages to this Secured Note and Common Stock Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

STRATOS RENEWABLES CORPORATION

By:
Thomas Snyder
President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]
Execution Copy

IN WITNESS WHEREOF, Investor and the Company have caused their respective signature pages to this Secured Note and Common Stock Purchase Agreement to be duly executed as of the date first written above.

INVESTORS:

I2BF BIODIESEL LIMITED

Ilya A. Golubovich
Director

Address:
c/o I2BF Venture Capital
Suite 401,
One Heddon Street
Mayfair, London, W1B 4BD
United Kingdom

BLUE DAY SC VENTURES
By: BlueDay Limited

By:

Name:

Title:

Address:
2nd Floor
116 Main Street
PO Box 3342
Road Town
Tortola
British Virgin Islands

With a copy to:
Sean Bougourd
Senior Private Banker
SG Hambros Bank (Channel Islands) Limited
St. Julian’s Avenue, St Peter Port,
Guernsey, GY1 3AE

[Signature Page to Note and Common Stock Purchase Agreement]

SCHEDULE I

SCHEDULE OF INVESTORS

Initial Investment: July 15, 2009

Investor	Address and Facsimile Number	Cash Investment	Tendered Securities	Total Principal Amount of Note(s) Issued	Common Stock Issued

I2BF BioDiesel Limited	c/o I2BF Venture Capital Suite 401, One Heddon Street Mayfair, London, W1B 4BD United Kingdom	$1,000,000	Unsecured Convertible Promissory Note, dated August 27, 2008 Principal: $5,000,000 Interest: $442,466 Total: $5,442,466 Promissory Note, dated June 1, 2009 Principal: $275,000 Interest: $5,086 Total: $280,086 Warrants for the purchase of 2,500,000 shares of Common Stock	$6,722,551	27,685,772 shares of Common Stock, representing 19.895% of the fully diluted equity of the Company on an as-converted, as-exercised basis.

Blue Day SC Ventures	c/o BlueDay Limited 2nd Floor 116 Main Street PO Box 3342 Road Town Tortola British Virgin Islands With a copy to: Sean Bougourd Senior Private Banker SG Hambros Bank (Channel Islands) Limited St. Julian’s Avenue, St Peter Port, Guernsey, GY1 3AE	$2,000,000	Unsecured Convertible Promissory Note, dated November 14, 2007 Principal: $5,000,000 Interest: $835,616 Total: $5,835,616 Unsecured Convertible Promissory Note, dated May 28, 2008 Principal: $700,000 Interest: $124,103 Total: $824,103 7,142,857 Shares of Series A Preferred Stock Warrants for the purchase of 1,785,714 shares of Common Stock	$8,659,719	27,900,386 shares of Common Stock, representing 20% of the fully diluted equity of the Company on an as-converted, as-exercised basis.

Balance Closing: September [__], 2009
Investor	Address and Facsimile Number	Cash Investment	Tendered Securities	Total Principal Amount of Note(s) Issued	Common Stock Issued

I2BF BioDiesel Limited	c/o I2BF Venture Capital Suite 401, One Heddon Street Mayfair, London, W1B 4BD United Kingdom	$1,725,000	-	$1,725,000
10,238,381 additional shares of Common Stock, which, when combined with shares issued to Investor at the Initial Closing, will aggregate to holdings of 25% of the fully diluted equity of the Company on an as-converted, as-exercised basis as of the Balance Closing.

Blue Day SC Ventures	c/o BlueDay Limited 2nd Floor 116 Main Street PO Box 3342 Road Town Tortola British Virgin Islands With a copy to: Sean Bougourd Senior Private Banker SG Hambros Bank (Channel Islands) Limited St. Julian’s Avenue, St Peter Port, Guernsey, GY1 3AE	-	-	-
2,445,912 additional shares of Common Stock, which, when combined with shares issued to Investor at the Initial Closing, will aggregate to holdings of 20% of the fully diluted equity of the Company on an as-converted, as-exercised basis as of the Balance Closing.

EXHIBIT A

FORM OF SECURED PROMISSORY NOTE

See attached

EXHIBIT B

BUSINESS PLAN AND BUDGET
AS PROVIDED TO INVESTORS

See attached

EXHIBIT C

DISCLOSURE SCHEDULE

See attached

EXHIBIT D

SECURITY AGREEMENT

See attached

EXHIBIT E

FORM OF LEGAL OPINION

See attached

EXHIBIT F

AMENDED AND RESTATED
CERTIFICATE OF RIGHTS, PREFERENCES AND PRIVILEGES
OF SERIES A PREFERRED STOCK

See attached

STRATOS RENEWABLES CORPORATION

SECURED NOTE AND COMMON STOCK PURCHASE AGREEMENT

JULY 15, 2009